Exhibit g(3)

                              AMENDMENT AGREEMENT

     Amendment AGREEMENT, effective as of September 24, 2003, by and among DOMINI SOCIAL INDEX PORTFOLIO, a New York business trust (the "Fund") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company ("Investors Bank").

     WHEREAS the Fund and Investors Bank entered into a Custody Agreement dated June 6, 1993, as amended from time to time (the "Custodian Agreement"); and

     WHEREAS, the Fund and Investors Bank desire to amend the Custodian Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.   Amendment.

Section 3 of the Custodian Agreement is hereby amended by deleting such Section 3 in its entirety and by inserting in lieu thereof, the following:

     "PROPER INSTRUCTIONS. Proper Instructions shall mean (i) instructions regarding the purchase or sale of Portfolio Securities, and payments and deliveries in connection therewith, given by any two Authorized Persons, such instructions to be given in such form and manner as the Bank and the Fund shall agree upon from time to time, and (ii) instructions (which may be continuing instructions) regarding other matters signed or initialed by any two Authorized Persons. Oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be promptly confirmed in writing, signed by two Authorized Persons. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirming instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Fund shall give the Bank specific Proper Instructions as to the action required. Proper Instructions may include communication effected directly between electro-mechanical or electronic devices and the Fund agrees that such procedures afford adequate safeguards for the Fund's assets.

2.   Miscellaneous.

     (a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

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     (b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                       INVESTORS BANK & TRUST COMPANY


                                       By:    /s/ Andrew M. Nesvet
                                              ---------------------------------

                                       Name:  Andrew M. Nesvet
                                              ---------------------------------

                                       Title: Managing Director
                                              ---------------------------------




                                       DOMINI SOCIAL INDEX PORTFOLIO


                                       By:    /s/ Carole M. Laible
                                              ---------------------------------

                                       Name:  Carole M. Laible
                                              ---------------------------------

                                       Title: Treasurer
                                              ---------------------------------